Capital Senior Living Corporation

For Immediate Release	Contact: Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION ANNOUNCES
ADOPTION OF RIGHTS AGREEMENT
TO REPLACE EXPIRING RIGHTS AGREEMENT
DALLAS — (BUSINESS WIRE) — February 25, 2010 — Capital Senior Living Corporation (NYSE: CSU), one of the country’s largest operators of senior living communities, announced today that its Board of Directors has unanimously adopted a new Rights Agreement to become effective upon the expiration of its existing Rights Agreement. The Company’s existing Rights Agreement is set to expire by its terms at the close of business on March 9, 2010.
The provisions in the new rights agreement are significantly more shareholder-friendly than the agreement it replaces, including an “acquiring person” trigger of 20 percent versus the current 15 percent trigger; a term of no more than three years versus the current ten-year term; and a requirement that the agreement must be approved by a vote of the stockholders at the Company’s 2010 annual meeting.
Lawrence A. Cohen, the Company’s Chief Executive Officer, stated “This new rights agreement is designed to ensure that shareholder value is maximized in the event a coercive acquirer seeks control of the Company and provides the Board the ability to conduct a process to maximize the value of the Company for all shareholders.”
To implement the Rights Agreement, the Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of the Company’s common stock held of record as of the close of business on March 8, 2010. The rights are initially represented by the Company’s common stock certificates and are not immediately exercisable. Once exercisable, each right will entitle the holder thereof to purchase a fraction of a share of the Company’s Series A Preferred Stock. Under the Rights Agreement, the preferred stock purchase rights generally become exercisable upon the acquisition of 20 percent or more of the Company’s outstanding common stock or the announcement by a person or group of an intent to commence a tender or exchange offer which would result in such person or group acquiring 20 percent or more of the Company’s outstanding common stock. If exercised, all holders of the rights, other than the acquiring person or group, would be entitled to acquire shares of the Company’s common stock at a 50 percent discount to the then-current market price.

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In addition, if the rights become exercisable and the Company is acquired in a merger, each right would entitle the holder, other than the acquiring person or group, to purchase shares of the acquiring company at a 50 percent discount to the then-current market price. Prior to the earlier of the expiration of the rights or the existence of an acquiring person, the Board may redeem the rights. The holders of 10 percent or more of the Company’s common stock may also call a special meeting to vote on the redemption of the rights after the commencement of a qualified offer, which is defined in the rights agreement to have certain characteristics.
Details of the new Rights Agreement will be mailed to all stockholders as of the record date beginning on or about March 8, 2010. Additional information concerning the new Rights Agreement, including a copy of the new Rights Agreement, will be filed with the Securities and Exchange Commission. These filings will be available on the Company’s website at www.capitalsenior.com and on the SEC’s website at www.sec.gov.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 66 senior living communities in 23 states with an aggregate capacity of approximately 10,000 residents, including 40 senior living communities that the Company owns or in which the Company has an ownership interest, 25 leased communities and one community it manages for a third party. Resident capacities in the communities operated by the Company indicate that 67 percent of residents live independently, 26 percent of residents require assistance with activities of daily living and 7 percent of residents live in continuing care retirement communities.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not limited to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions, such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the SEC.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.